                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         HILTON HOTELS CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     [LOGO]

                               WORLD HEADQUARTERS
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

    The 2000 annual meeting of stockholders of Hilton Hotels Corporation will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on Thursday, May 11, 2000, at 10:00 a.m., for the following purposes:

    (1) To elect four directors to the Board of Directors;

    (2) To approve an amendment to the 1996 Stock Incentive Plan;

    (3) To ratify the appointment of Arthur Andersen LLP to serve as auditors for Hilton for 2000;

    (4) To consider a stockholder proposal relating to the Company's stockholder rights plan; and

    (5) To transact any other business which may properly come before the meeting.

    Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be at the annual meeting, you are urged to return your proxy by one of the following methods:

    - Complete, sign and date the enclosed proxy card and return it as promptly as possible in the envelope provided;

    - Use the toll-free telephone number as described on the enclosed proxy card; or

    - Use the internet voting site as described on the proxy card.

    Only stockholders of record at the close of business on March 17, 2000 are entitled to notice of and to vote at the meeting, or any adjournments of the meeting. A complete list of such stockholders will be available for examination at our offices in Beverly Hills, California, during normal business hours by any stockholder for any purpose germane to the annual meeting, for a period of ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          THOMAS E. GALLAGHER
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          ADMINISTRATIVE OFFICER,
                                          GENERAL COUNSEL AND SECRETARY

Beverly Hills, California
April 5, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING...      1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  EXECUTIVE OFFICERS........................................      4
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....      5
PROPOSAL 1--ELECTION OF DIRECTORS...........................      5
  Nomination Process........................................      5
  Nominees and Continuing Directors.........................      6
  Information Concerning the Board of Directors and Certain
    Committees..............................................      9
    Audit Committee.........................................      9
    Compensation Committee..................................      9
    Nominating Committee....................................     10
    Diversity Committee.....................................     10
    1999 Meetings...........................................     10
    Board Fees..............................................     10
    Independent Director Stock Option Plan..................     11
    Directors' Retirement Benefit Plan......................     11
  Compensation Committee Interlocks and Insider
  Participation.............................................     11
EXECUTIVE COMPENSATION......................................     12
  Summary Compensation Table................................     12
  Option Grants in Last Fiscal Year.........................     13
  Option Exercises and Values for 1999......................     13
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
    Year-End Option Values..................................     13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....     14
  Base Salary...............................................     15
  Annual Bonus Plan.........................................     15
  Long Term Incentive Program...............................     15
  Chief Executive Officer Compensation......................     16
  Chairman of the Board Compensation........................     17
  Committee Policy Regarding Compliance with Section 162(m)
    of the Internal Revenue Code............................     18
STOCKHOLDER RETURN PERFORMANCE GRAPH........................     19
  Comparison of Five Year Cumulative Total Return Among the
    Company, S&P 500 Index, S&P Lodging/ Hotels Index and
    Previous Peer Group.....................................     19
RETIREMENT PLANS............................................     20
  Benefits Under Retirement Plans...........................     20
  Other Benefit Plans.......................................     20
CHANGE OF CONTROL AGREEMENTS................................     21
  General...................................................     21
  Summary of Provisions.....................................     21
  Definition of Change of Control...........................     21
  Tax Payments..............................................     21
  Agreement Not to Compete..................................     22
  Confidentiality...........................................     22
LEGAL PROCEEDINGS...........................................     22
  Bally Merger Litigation...................................     22
  Promus Acquisition Litigation.............................     22
PROPOSAL 2--AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN......     23
  Summary of Plan...........................................     24
PROPOSAL 3--RATIFICATION OF SELECTION OF AUDITORS...........     30
PROPOSAL 4--STOCKHOLDER PROPOSAL............................     30
  Stockholder Proposal......................................     30
  Supporting Statement......................................     30
  Board of Directors' Statement in Opposition to the
    Stockholder Proposal....................................     31
2001 ANNUAL MEETING OF STOCKHOLDERS.........................     32
PROXY SOLICITATION..........................................     32

                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

                                PROXY STATEMENT
           QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY DID I RECEIVE THIS PROXY STATEMENT?

    We sent you this proxy statement and the enclosed proxy card because Hilton's Board of Directors is soliciting your proxy to be used at the annual meeting of stockholders on May 11, 2000, at 10:00 a.m. (P.S.T.), at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or at any adjournment of the meeting. This proxy statement summarizes the information you need to know to vote on an informed basis. We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about April 5, 2000.

WHO CAN VOTE?

    You are entitled to vote if you owned Hilton common stock on the record date, which is the close of business on March 17, 2000. Each share of Hilton common stock that you own entitles you to one vote.

HOW MANY SHARES OF VOTING STOCK ARE OUTSTANDING?

    On the record date, there were 366,798,511 shares of Hilton common stock outstanding. Hilton common stock is our only class of voting stock.

WHAT AM I VOTING ON?

1.  The election of four nominees to serve on our Board of Directors:

    - Peter M. George

    - Barron Hilton

    - Robert L. Johnson

    - Sam D. Young, Jr.

2. The amendment to the 1996 Stock Incentive Plan to increase the number of authorized shares of common stock available for grant thereunder by 25,000,000 shares.

3.  The ratification of Arthur Andersen LLP as our auditors for 2000.

4.  A stockholder proposal relating to the Company's stockholder rights plan.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

    The Board of Directors recommends a vote FOR each of the Board's nominees, FOR approval of the amendment to the 1996 Stock Incentive Plan, FOR the appointment of Arthur Andersen LLP as our independent auditors for 2000 and AGAINST the stockholder proposal.

HOW DO I VOTE?

    To vote by proxy you should either:

    - Complete, sign and date the enclosed proxy card and return it promptly in the prepaid envelope provided;

    - Call the toll-free number on the proxy card and follow the telephonic procedures for delivering your proxy; or

    - Visit the website shown on the proxy card and follow the instructions indicated on the proxy card for delivering your proxy via the internet.

    To vote in person, you may attend the meeting and cast your vote in person.

    The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal indentification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

MAY I REVOKE MY PROXY?

    You may revoke your proxy at any time before it is voted in either of the following ways:

    - You may submit another proxy card with a later date or another telephonic or internet proxy at a later date, or

    - You may notify Hilton's Secretary in writing before your proxy is voted that you have revoked your proxy.

IF I PLAN TO ATTEND THE MEETING, SHOULD I STILL VOTE BY PROXY?

    Whether you plan to attend the meeting or not, we urge you to vote by proxy. Returning the proxy card or submitting your proxy through the telephonic or internet voting procedures will not affect your right to attend the meeting, and your proxy will not be used if you are personally present at the meeting and inform the Secretary in writing prior to the voting that you wish to vote your shares in person.

HOW WILL MY PROXY GET VOTED?

    If you properly fill in your proxy card and send it to us or properly deliver your proxy by telephone or internet, your proxy holder (one of the individuals named on your proxy card) will vote your shares as you have directed. Under the rules of the New York Stock Exchange, if your broker is a member of the exchange and holds your shares in its name, the broker may vote your shares on Proposals 1 and 3 if it does not receive instructions from you, but the broker may vote your shares on Proposals 2 and 4 only if it receives instructions from you. If you sign the proxy card but do not make specific choices, the proxy holder will vote your shares as recommended by the Board of Directors as follows:

    - "FOR" the election of all nominees for director,

    - "FOR" approval of the amendment to the 1996 Stock Incentive Plan,

    - "FOR" ratification of the selection of independent auditors for 2000, and

    - "AGAINST" the stockholder proposal.

WHAT CONSTITUTES A QUORUM?

    A quorum is a majority of the outstanding shares entitled to vote which are present or represented by proxy at the meeting. There must be a quorum for the transaction of business at the meeting. If you submit a properly executed proxy card or a telephonic or internet proxy, even if you abstain from voting, your shares will be considered part of the quorum. Broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are included in determining the presence of a quorum.

WHAT VOTE IS REQUIRED TO APPROVE PROPOSALS?

    Directors are elected by a plurality of the shares voting at the meeting. If you do not vote for a particular nominee, or you indicate "withhold authority to vote" for a particular nominee on your proxy, your vote will not count either "for" or "against" the nominee. A "broker non-vote" will also have no effect on the outcome.

    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the amendment to the 1996 Stock Incentive Plan, ratify the selection of independent auditors, approve the stockholder proposal and for any other action. Abstentions and "broker non-votes" will have the same effect as a vote "against" these proposals.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

    Although we do not know of any business to be considered at the meeting other than the proposals described in this proxy statement, if any other business is presented at the meeting, your returned proxy gives authority to proxy holders to vote on these matters in their discretion.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

    The following table sets forth the names and addresses of all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of common stock on March 17, 2000. The following table also sets forth, as of March 17, 2000, the beneficial ownership of the Company's common stock by:

    - each director and nominee;

    - the chief executive officer and the four other most highly compensated executive officers (the "Named Officers"); and

    - all directors and executive officers of the Company as a group.

                                                                                      APPROXIMATE
                                                                                      PERCENT OF
                                                                                        COMMON
NAME AND ADDRESS OF OWNER                                          COMMON STOCK          STOCK
-------------------------                                          ------------       -----------
Barron Hilton...............................................        22,933,230(1)          6.3
  9336 Civic Center Drive
  Beverly Hills, California 90210
Conrad N. Hilton Fund.......................................        16,498,736(1)          4.5
  100 West Liberty Street
  Reno, Nevada 89501
Southeastern Asset Management, Inc..........................        72,453,147(2)         19.8
  6410 Poplar Ave., Suite 900
  Memphis, Tennessee 38119
Stephen F. Bollenbach.......................................         7,040,000(3)          1.9
A. Steven Crown.............................................         3,695,500(3)(4)       1.0
Peter M. George.............................................                --              --
Arthur M. Goldberg..........................................         2,304,738               *
Dieter H. Huckestein........................................           307,026(3)            *
Robert L. Johnson...........................................             6,000(3)            *
Benjamin V. Lambert.........................................           207,000(3)(5)         *
John H. Myers...............................................                --              --
John L. Notter..............................................            10,000(3)(6)         *
Judy L. Shelton.............................................            22,000(3)(7)         *
Donna F. Tuttle.............................................            19,367(3)(8)         *
Peter V. Ueberroth..........................................         1,058,694(3)(9)         *
Sam D. Young, Jr............................................            36,000(3)            *
Thomas E. Gallagher.........................................           196,796(3)            *
Matthew J. Hart.............................................           263,763(3)(10)        *
All Directors and Executive Officers as a Group (16                 38,100,114(11)        10.2
  persons)..................................................

------------------------

*  The common stock owned does not exceed 1% of the outstanding shares.

 (1) Barron Hilton is one of the 11 directors of the Conrad N. Hilton Fund (the "Fund"). He disclaims beneficial ownership of the 16,498,736 shares owned by the Fund.

 (2) The amount of common stock owned by Southeastern Asset Management, Inc. is based upon their filing of an amended Schedule 13G with the Securities and Exchange Commission on February 9, 2000. According to this Schedule 13G, all of the reported shares of common stock are owned by investment advisory clients of Southeastern.

 (3) Includes options to acquire 7,000,000, 6,000, 255,550, 6,000, 6,000, 2,000,
     2,000, 6,000, 4,000, 6,000, 183,800 and 249,300 shares of common stock, exercisable within 60 days, held by Messrs. Bollenbach, Crown, Huckestein, Johnson, Lambert and Notter, Mses. Shelton and Tuttle, and
     Messrs. Ueberroth, Young, Gallagher and Hart, respectively.

 (4) Mr. Crown is a partner of The Crown Fund, which owns 239,888 shares of common stock. The Arie and Ida Crown Memorial, of which Mr. Crown is a director, owns 894,272 shares of common stock. Pines Trailer Limited Partnership, of which a corporation of which Mr. Crown is a director, officer and shareholder and a partnership of which Mr. Crown is a partner, are partners, owns 600,000 shares of common stock. Areljay, L.P., of which a corporation of which Mr. Crown is a director, officer and shareholder and a trust of which Mr. Crown is a beneficiary, are partners, owns 1,935,340 shares of common stock. Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P., except to the extent of his beneficial interest therein. The shares beneficially owned by Mr. Crown also include 10,000 shares owned by his spouse.

 (5) Includes 1,000 shares owned directly by Mr. Lambert's spouse.

 (6) Includes 2,000 shares owned by Swiss American Investment Corp., which is wholly owned by Mr. Notter, and 1,000 shares owned directly by Mr. Notter's spouse.

 (7) Includes 20,000 shares owned jointly by Dr. Shelton and her spouse.

 (8) Includes 784 shares owned in trust for Ms. Tuttle's children.

 (9) Includes 815,755 shares owned by the Ueberroth Family Trust, 56,035 shares owned by the Ueberroth Family Foundation and 182,380 shares owned by the Ueberroth Investment Trust.

 (10) Includes 5,000 shares owned jointly by Mr. Hart and his spouse and 3,000 shares owned by Mr. Hart's children.

 (11) Includes 7,726,650 shares issuable upon exercise of employee stock options granted to executive officers and directors, exercisable within 60 days, but excludes the shares owned by the Fund (see note 1 above).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's reporting officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the Company's review of the reports filed with the SEC and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than 10% beneficial owners filed the reports on time in 1999.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINATION PROCESS

    The By-Laws of the Company provide that the number of directors shall be not less than ten nor more than 20, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board has fixed the number of directors at 14. The Board has been divided into three classes of directors. One class is elected at each annual meeting to serve a term of three years.

    At the meeting, the terms of four directors are expiring. Those directors nominated for election at the meeting will hold office for a three-year term expiring in 2003. Other directors are not up for election this year and will continue in office for the remainder of their terms as set forth in the table below.

    Nominations for directors are made by the Board of Directors (based on recommendations made by the Nominating Committee) not less than 30 days prior to the date of the meeting at which directors are scheduled to be elected.

    Notice of proposed stockholder nominations for election of directors must be given to the Nominating Committee not less than 60 days prior to the meeting at which directors are to be elected. This notice must contain certain information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of common stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee.

    In the event that a designated nominee is unable or unwilling to stand for election at the meeting, proxy holders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

    The Board of Directors has nominated, and it is the intention of the persons named in the enclosed proxy to vote for the election of, the four nominees named below. Each of the four nominees has consented to serve as a director if elected, and all of these nominees have previously been elected by the Company's stockholders.

NOMINEES AND CONTINUING DIRECTORS

    The table below sets forth information with respect to the persons nominated for election to the Board and the continuing directors. Unless otherwise indicated in the table, each such person has engaged in his or her principal occupation since at least January 1995. The principal occupations of nominees and continuing directors include employment with the Company or its subsidiaries and affiliates only when indicated in the following table. None of the nominees or continuing directors are related to each other or to any of the Company's executive officers.

                                                                                             YEAR SERVICE
                                                                         TERM TO EXPIRE AT   COMMENCED OR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE      ANNUAL MEETING IN   WILL COMMENCE
--------------------------------------------------            --------   -----------------   -------------
NOMINEES:
Peter M. George(1)..........................................     56             2003             1997
  Vice Chairman and Group Chief Executive of Hilton Group
    plc (formerly known as Ladbroke Group PLC). He is a
    director of Magna Entertainment Corp., a gaming and real
    estate company, and U.S. Airways. Mr. George is a
    citizen of the United Kingdom.
Barron Hilton...............................................     72             2003             1965
  Chairman of the Board and Chief Executive Officer of
    Hilton Hotels Corporation until February 1996 and,
    thereafter, Chairman of the Board of Hilton Hotels
    Corporation. He is a director of Park Place
    Entertainment Corporation.
Robert L. Johnson...........................................     53             2003             1994
  Chairman, President and Chief Executive Officer of BET
    Holdings, Inc., a diversified media holding company
    which owns Black Entertainment Television, until March
    1996 and, thereafter, Chairman and Chief Executive
    Officer of BET Holdings, Inc. Mr. Johnson is also
    Chairman and President of District Cablevision, Inc., a
    cable operator in the District of Columbia. He is a
    director of General Mills Inc., Gerald Stevens, Inc., a
    retail floral and gift company, and U.S. Airways.

                                                                                             YEAR SERVICE
                                                                         TERM TO EXPIRE AT   COMMENCED OR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE      ANNUAL MEETING IN   WILL COMMENCE
--------------------------------------------------            --------   -----------------   -------------
Sam D. Young, Jr............................................     70             2003             1975
  Chairman of Trans West Enterprises, Inc., an investment
    company. He is a director of Texas Commerce Bank-El
    Paso.

CONTINUING DIRECTORS:
Stephen F. Bollenbach(1)....................................     57             2002             1996
  President and Chief Executive Officer of Host Marriott
    Corporation until April 1995, Senior Executive Vice
    President and Chief Financial Officer of The Walt Disney
    Co. until February 1996 and, thereafter, President and
    Chief Executive Officer of Hilton Hotels Corporation.
    Mr. Bollenbach has also served as Chairman of the Board
    of Park Place Entertainment Corporation since January
    1999. He is a director of Catellus Development
    Corporation, Hilton Group plc, Kmart Corporation, Park
    Place Entertainment Corporation, Spring Group PLC and
    Time Warner, Inc.
A. Steven Crown.............................................     48             2001             1992
  General Partner of Henry Crown and Company, a holding
    company which includes diversified manufacturing
    operations, marine operations and real estate ventures.
    He is a director of Park Place Entertainment
    Corporation.
Arthur M. Goldberg..........................................     58             2001             1996
  Chairman and Chief Executive Officer of Bally
    Entertainment Corporation until December 1996, Executive
    Vice President of Hilton Hotels Corporation and
    President--Gaming Operations until December 1998 and,
    thereafter, President and Chief Executive Officer of
    Park Place Entertainment Corporation. He is a director
    of Bally Total Fitness Holding Corporation, DiGiorgio
    Corporation, First Union Corporation and Park Place
    Entertainment Corporation.
Dieter H. Huckestein........................................     56             2002             1995
  Executive Vice President of Hilton Hotels Corporation and
    President--Hotel Division. Mr. Huckestein is a citizen
    of Germany.
Benjamin V. Lambert.........................................     61             2002             1976
  Chairman and Chief Executive Officer of Eastdil Realty
    Company, L.L.C., real estate investment bankers.
John H. Myers(2)............................................     54             2001             2000
  Executive Vice President of General Electric Asset
    Management Incorporated ("GEAM") until 1997 and,
    thereafter, President and Chief Executive Officer of
    GEAM. Mr. Myers also serves as a trustee of the General
    Electric Pension Trust. He is a director of GE Capital
    Services, Inc. and the Pebble Beach Company, a golf
    management company. Mr. Myers is also a member of the
    Advisory Committee of Warburg Pincus, an investment
    advisor, a member of the Pension Managers Advisory
    Committee of the New York Stock Exchange and a trustee
    of Wagner College.
John L. Notter..............................................     65             2002             1999
  Chairman of the Board of Swiss American Investment Corp.,
    an investment firm, since 1995, and Chairman of the
    Board of Westlake Properties, a hotel and real estate
    development company. He formerly served as Chairman of
    the Board of Princess Hotels, American-Hawaiian
    Steamship Company and the Ludwig Institute for Cancer
    Research, as President of Universe Tankships, Inc. and
    as a director of Credit Suisse First Boston.

                                                                                             YEAR SERVICE
                                                                         TERM TO EXPIRE AT   COMMENCED OR
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS              AGE      ANNUAL MEETING IN   WILL COMMENCE
--------------------------------------------------            --------   -----------------   -------------
Dr. Judy L. Shelton.........................................     45             2001             1999
  Economist, specializing in international money, finance
    and trade issues. Senior Research Fellow at the Hoover
    Institution at Stanford University until 1995, staff
    economist for the National Commission on Economic Growth
    and Tax Reform until 1996 and, thereafter, professor of
    international finance at the DUXX Escuela de Graduados
    en Liderazgo Empresarial, a graduate business school in
    Monterrey, Mexico. She is a director of Atlantic Coast
    Airlines, Inc.
Donna F. Tuttle.............................................     52             2001             1992
  President of Donna F. Tuttle, Inc., a travel and tourism
    consulting and public relations firm until 1995, and
    President of Korn Tuttle Capital Group, a financial
    consulting and investments firm. She is a director of
    Phoenix Investment Partners, Ltd., a financial services
    firm.
Peter V. Ueberroth(2).......................................     62             2002             2000
  Managing Director of Contrarian Group, Inc., a business
    management company. He has also served as Co-Chairman of
    the Pebble Beach Company since July 1999. Mr. Ueberroth
    served as Co-Chairman of the Board of Doubletree
    Corporation until December 1997, when the company merged
    with Promus Hotel Corporation. Mr. Ueberroth previously
    served as Commissioner of Major League Baseball and as
    President and Chief Executive Officer of the Los Angeles
    Olympic Organizing Committee for the 1984 Los Angeles
    Olympic Games. He is chairman of Ambassadors
    International Inc., a travel services company, and a
    director of the Coca-Cola Company.

--------------------------

(1) The Company has entered into agreements with Hilton Group plc, whose wholly owned subsidiary, Hilton International Co., owns the rights to the Hilton name outside the United States. The agreements provide for, among other things, reunification of the Hilton brand worldwide through a strategic alliance between the companies. Pursuant to the alliance, Mr. Bollenbach is a member of Hilton Group plc's Board of Directors and Mr. George is a member of the Company's Board of Directors. The alliance agreements provide that the Company and Hilton Group plc may at any time change their respective designee for the other party's Board of Directors.

(2) Pursuant to the merger agreement, dated as of September 3, 1999, as amended, providing for the Company's acquisition of Promus Hotel Corporation, the Company agreed to appoint two Promus directors to its Board of Directors. On January 13, 2000, the Board of Directors appointed Messrs. Myers and Ueberroth, former members of the Promus board of directors, as directors of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND
  CERTAIN COMMITTEES

    Among the Committees created by the Board of Directors are the Audit Committee, Compensation Committee, Nominating Committee and Diversity Committee. A brief description of each of these Committees follows:

    AUDIT COMMITTEE

    The members of the Audit Committee are A. Steven Crown (Chair), John H. Myers, John L. Notter, Judy L. Shelton and Sam D. Young, Jr. The functions of the Audit Committee include the following:

    - reviewing the independence of the independent auditors and making recommendations to the Board of Directors regarding engaging and discharging independent auditors;

    - reviewing with the independent auditors the plan and results of auditing engagements;

    - reviewing significant nonaudit services provided by the independent auditors and the range of audit and nonaudit fees;

    - reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of internal accounting controls;

    - directing and supervising special investigations;

    - reviewing the Company's financial statements and reports filed with the SEC;

    - supervising the Company's efforts to assure that its business and operations are conducted in compliance with the highest legal and regulatory standards applicable to it, as well as ethical business practices;

    - overseeing the Company's internal reporting system regarding compliance by the Company with Federal, state and local laws, and the activities of the Company's Compliance Officer; and

    - reviewing information and approving recommendations of the Compliance Officer regarding the suitability of persons and entities proposed to be involved in material transactions or relationships with the Company.

    COMPENSATION COMMITTEE

    The members of the Compensation Committee are Robert L. Johnson (Chair), A. Steven Crown, John L. Notter, Judy L. Shelton and Peter V. Ueberroth. The functions of the Compensation Committee include the following:

    - reviewing and establishing general employment and compensation practices and policies of the Company;

    - approving procedures for the administration of such practices and policies, including salary and fringe benefit programs; and

    - administering the Company's 1984 Stock Option and Stock Appreciation Rights Plan, 1990 Stock Option and Stock Appreciation Rights Plan, 1996 Stock Incentive Plan and 1996 Chief Executive Stock Incentive Plan (collectively, the "Stock Option Plans"), including the granting of options thereunder.

    NOMINATING COMMITTEE

    The members of the Nominating Committee are Donna F. Tuttle (Chair), Stephen
F. Bollenbach, Barron Hilton and Benjamin V. Lambert. The functions of the Nominating Committee include the following:

    - recommending nominees to the Board of Directors to fill vacancies on the Board;

    - reviewing on a continuing basis, and at least once a year, the structure of the Board to assure its continuity and to assure that the proper skills and experience are represented on the Board; and

    - reviewing any potential conflicts of Board members whenever a prospective Board member is being considered for election to the Board.

    See "Election of Directors--Nomination Process" for a description of the process for submitting nominations for the election of directors to the Nominating Committee.

    DIVERSITY COMMITTEE

    The members of the Diversity Committee are Robert L. Johnson (Chair), Stephen F. Bollenbach, Peter M. George, Dieter H. Huckestein and Donna F. Tuttle. The functions of the Diversity Committee include the following:

    - developing and implementing policies and programs oriented specifically toward assuring equality of opportunity in all facets of the Company's business;

    - encouraging opportunities to increase the diversity of the Company's workforce, including the number of persons in management level positions with the Company who are qualified females and/or ethnic minorities; and

    - supervising the Company's efforts to increase its business ties to female and minority-owned suppliers and service providers.

    1999 MEETINGS

    The Company's Board of Directors and Committees thereof had the following number of meetings during 1999:

    - Board of Directors (7);

    - Audit Committee (3);

    - Compensation Committee (5);

    - Nominating Committee (3); and

    - Diversity Committee (6).

    Each director attended at least 75% of the aggregate number of meetings of the Board and the Committees on which he or she served, except for Mr. Goldberg who attended 71% of such meetings.

    BOARD FEES

    Each director who is not also an officer of the Company is paid an annual fee of $40,000. In addition, each director receives $1,000 for each meeting of the Board of Directors attended and $750 (except the Chair of a Committee receives $1,000) for each meeting of a Committee attended. The Company's directors also receive, with certain exceptions, complimentary rooms and a 25% discount on food and beverage when traveling to Company owned or managed properties for non-Company related business.

    INDEPENDENT DIRECTOR STOCK OPTION PLAN

    On May 7, 1998, the Company's stockholders approved the 1997 Independent Director Stock Option Plan (the "1997 Plan"). The 1997 Plan provides that each independent (non-employee) director of the Company receives an annual grant of stock options, which commenced on July 16, 1997. Each option is exercisable immediately upon grant. In 1999, each of the following independent directors were granted 2,000 stock options under the 1997 Plan: Messrs. Crown, Johnson, Lambert, Notter and Young, and Mses. Shelton and Tuttle.

    On November 11, 1999, the Company amended the 1997 Plan in order to equitably adjust the value of annual grants intended to be made under the 1997 Plan to take account of the change in such value resulting from the Park Place spin-off. The amendment to the 1997 Plan provides for an increase in annual grants to independent directors from 2,000 stock options to 4,000 stock options, effective January 2000. The 1997 Plan is administered by the full Board of Directors, acting by a majority of its members, and expires on July 31, 2007. See "Security Ownership of Certain Beneficial Owners and Executive Officers."

    DIRECTORS' RETIREMENT BENEFIT PLAN

    Certain of the Company's directors have accrued benefits under the Directors' Retirement Benefit Plan. In 1997, the Company amended this Plan to cease the accrual of benefits thereunder and to convert each director's vested interest in the Plan into phantom stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, A. Steven Crown, Peter M. George, Robert L. Johnson, John L. Notter, Judy L. Shelton, Donna F. Tuttle and Sam D. Young, Jr. served as members of the Compensation Committee of the Board of Directors. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries.

    Barron Hilton, non-executive Chairman of the Board of the Company, served on the Compensation Committee of the Board of Directors of Park Place Entertainment Corporation during 1999. Arthur M. Goldberg, President and Chief Executive Officer of Park Place, serves as a director of the Company.

    Stephen F. Bollenbach, President and Chief Executive Officer of the Company, serves as a director of Hilton Group plc. Peter M. George, Vice Chairman and Group Chief Executive of Hilton Group, served on the Compensation Committee of the Company's Board of Directors during 1999.

    Pursuant to an employment agreement between the Company and Mr. Bollenbach, the Company loaned Mr. Bollenbach $5,000,000 in 1996. The loan bore interest, compounded semi-annually, at 100% of the applicable Federal rate provided under
Section 7872 of the Internal Revenue Code and had a repayment date of the earlier of January 1, 2000 or upon Mr. Bollenbach's termination of employment from the Company. The entire amount of indebtedness was repaid by Mr. Bollenbach in November 1999. See "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

                             EXECUTIVE COMPENSATION

    The following table discloses compensation received by the Company's Named Officers for services rendered to the Company for the three years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                             ANNUAL COMPENSATION               SECURITIES
                                   ----------------------------------------    UNDERLYING
  NAME AND PRINCIPAL                SALARY                   OTHER ANNUAL     OPTIONS/SARS       ALL OTHER
     POSITION(1)          YEAR       ($)      BONUS($)(2)   COMPENSATION($)      (#)(3)      COMPENSATION($)(4)
----------------------  --------   --------   -----------   ---------------   ------------   ------------------
Stephen F.
  Bollenbach..........    1999     620,000      380,000               --               --          57,890
President and Chief       1998     560,167      437,800               --        6,000,000          53,326
  Executive Officer       1997     540,000      406,350               --               --          52,980

Barron Hilton(5)......    1999     600,000           --               --               --           7,500
Chairman of the Board     1998     600,000           --               --               --           7,375
                          1997     600,000           --               --               --           7,250

Thomas E.
  Gallagher(1)........    1999     485,417      410,500               --          110,000          49,188
Executive Vice            1998     466,500      443,350               --           62,600          36,340
  President, Chief        1997     225,000      115,300               --          250,000          11,163
  Administrative
  Officer, General
  Counsel and
  Secretary

Matthew J. Hart(1)....    1999     513,333      428,300               --          115,000          51,445
Executive Vice            1998     493,333      415,563               --           66,100          46,839
  President and Chief     1997     472,917      243,440               --           50,000          39,886
  Financial Officer

Dieter H.
  Huckestein..........    1999     431,583      356,000               --          100,000          46,102
Executive Vice            1998     414,667      260,464               --           55,600          38,498
  President and           1997     396,000      205,000               --           37,000          39,675
  President--Hotel
  Division

------------------------

(1) Mr. Gallagher was elected Executive Vice President and General Counsel effective July 1997, elected Secretary effective May 1998 and elected Chief Administrative Officer effective May 1999. Mr. Hart served as Treasurer from January 1999 until January 2000. All other persons named in this table have held the indicated positions with the Company since at least January 1, 1997.

(2) Awards of bonuses pursuant to the Company's Annual Bonus Plan are made by the Compensation Committee. All bonuses awarded pursuant to such Plan or otherwise, whether paid prior or subsequent to any fiscal year-end, are attributed in this table to the year in which they were earned.

(3) Although the Company's Stock Option Plans permit grants of stock appreciation rights, no such grants have been made.

(4) Represents matching contributions made by the Company for the Named Officers under the Company's Investment Plan and Executive Deferred Compensation Plan, which provide benefits to eligible employees, including the Named Officers. See "Retirement Plans--Other Benefit Plans."

(5) Mr. Hilton serves as non-executive Chairman of the Board.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding option grants in 1999 to the Named Officers.

                                               % OF TOTAL
                                                OPTIONS
                       NUMBER OF SECURITIES    GRANTED TO                                            GRANT DATE
                        UNDERLYING OPTIONS    EMPLOYEES IN   EXERCISE OR BASE                     PRESENT VALUE(2)
        NAME                GRANTED(1)        FISCAL YEAR    PRICE ($/SHARE)    EXPIRATION DATE          $
---------------------  --------------------   ------------   ----------------   ---------------   ----------------
Stephen F.
  Bollenbach.........             --                --                 --                --                 --
Barron Hilton........             --                --                 --                --                 --
Thomas E. Gallagher..        110,000              3.49           14.84375           1/13/09            627,075
Matthew J. Hart......        115,000              3.65           14.84375           1/13/09            655,579
Dieter H.
  Huckestein.........        100,000              3.18           14.84375           1/13/09            570,069

------------------------

(1) The options listed were granted pursuant to the 1996 Stock Incentive Plan. The option exercise prices are at fair market value when granted and the options have a ten-year term and vest over four years.

(2) The Black-Scholes option pricing model was used to estimate the present value of the options at date of grant. The following assumptions were used in this table: a risk-free interest rate of 4.8%, a seven-year option term, a 1% dividend yield and a 31% expected volatility rate. There is no assurance that the actual values realized, if any, by the Named Officers will approximate the values estimated by the Black-Scholes model.

OPTION EXERCISES AND VALUES FOR 1999

    The following table sets forth information with respect to the exercised and unexercised options to purchase common stock granted under the Company's Stock Option Plans to the Named Officers, and held by them at December 31, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                              NUMBER                   UNDERLYING UNEXERCISED               THE-MONEY
                                OF                             OPTIONS               OPTIONS AT FISCAL YEAR-
                              SHARES                     AT FISCAL YEAR-END                  END(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
           NAME             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------   -----------   -------------   -----------   -------------
Stephen F. Bollenbach.....         --           --    5,500,000      6,500,000            --               --
Barron Hilton.............         --           --           --             --            --               --
Thomas E. Gallagher.......         --           --      140,650        281,950            --               --
Matthew J. Hart...........         --           --      191,525        239,575            --               --
Dieter H. Huckestein......     20,000     $125,142      192,400        175,200      $127,715               --

------------------------

(1) Based on the fair market value of $9.5625, which represents the mean between the highest and lowest sales prices at which the Company's common stock was traded on December 31, 1999 on the NYSE.

    THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND STOCKHOLDER RETURN PERFORMANCE GRAPH DO NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES SUCH REPORT and GRAPH BY REFERENCE THEREIN.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee (the "Committee") establishes and monitors policies and procedures regarding compensation and stock option programs. The Committee also approves actions associated with these programs affecting the Named Officers and other senior officers of the Company (the "Executive Group").

    The Company's executive compensation program is designed to closely link executive compensation to:

    - specific earnings goal achievement for the Company and its business units;

    - common stock price appreciation; and

    - individual goal achievement.

    This direct link between pay and performance focuses executives on factors that drive the Company's financial success and create incremental stockholder value.

    Key components of the Company's executive compensation program include:

    - base salary;

    - annual performance bonus; and

    - long term incentive compensation (consisting solely of stock options).

    The Committee targets total compensation (i.e., the sum of base salary, annual performance bonus, stock option grants and other benefits) at a level comparable to a "competitive market." During 1999, the competitive market consisted of large publicly-traded hotel companies as well as selected Fortune 500 service firms comparable in size to the Company. The Committee uses a broad comparison of this type to reflect the marketplace in which the Company competes for executive talent.

    The Committee seeks to attract, retain and motivate employees by providing target compensation at a level comparable to the competitive market described above. Actual total compensation paid to the Executive Group may exceed or fall below competitive levels, both annually and over time, based on various factors including:

    - the Company's financial performance;

    - the Company's common stock performance;

    - performance of the executive's area of responsibility;

    - individual executive performance;

    - the executive's experience in his or her role; and

    - the executive's length of service with the Company.

    The Company establishes target total compensation levels by periodically reviewing market compensation data prepared by independent compensation consultants. The Committee believes 1999 total compensation provided to the Executive Group is comparable with target total pay for the competitive market.

BASE SALARY

    The Named Officers (excluding Mr. Bollenbach, who is covered by an employment agreement, and Mr. Hilton) received salary increases averaging 4% of base salary in 1999. The increase was based on the amount required to maintain salary levels consistent with reasonable market practices.

ANNUAL BONUS PLAN

    Bonus plan participants are assigned maximum formula-based award opportunities expressed as a percentage of base salary. The formula-based award opportunities consist of two components relating to the Company's earnings per share ("EPS") and individual performance. The maximum EPS-based award opportunity ranged up to 25% of base salary for executives (other than Messrs. Bollenbach and Hilton), depending on the executive's role. The maximum individual performance-based award opportunity ranged up to 45% of base salary for executives (other than Messrs. Bollenbach and Hilton), depending on the executive's role.

    The EPS-based award amount depends upon the Company's achievement relative to an objective established by the Committee at the beginning of each performance period for the Company's EPS. EPS was selected as the performance measure since the Committee believes that growth in EPS is a good indicator of long term stockholder value. In addition to EPS-based formula awards, bonus plan participants may also receive individual performance-based awards. The individual performance awards are based on a variety of factors, including individual and business unit performance measures.

    During 1999, the Company did not achieve the target EPS objective established by the Committee. The Committee determined that the Company achieved a performance level sufficient to fund EPS-based bonuses at the 15% level for senior officers and the 18.75% level for executive officers (other than Messrs. Bollenbach and Hilton), after adjusting for nonrecurring items. The Committee also approved individual performance-based awards up to the 40% level for senior officers and up to the 45% level for executive officers (other than Messrs. Bollenbach and Hilton).

LONG TERM INCENTIVE PROGRAM

    The Company's long term incentive program consists of stock options granted at the discretion of the Committee. Stock options are an integral part of an executive's compensation package since the value of stock options is directly tied to the Company's stock price. The financial interests of option holders and stockholders are thus closely aligned. Exercise prices are generally equal to the fair market value of the Company's common stock on the grant date. The ability to exercise options is subject to vesting restrictions determined by the Committee in order to encourage retention. Option grant timing and size decisions are based upon:

    - Company performance;

    - individual performance;

    - "competitive market" practices; and

    - option grant size in prior years.

    The weighting of these factors varies and is subjective. The Committee does not consider current option holdings when granting options.

    During 1999, stock options totaling 325,000 shares were awarded to the Named Officers. See "Executive Compensation--Option Grants in Last Fiscal Year."

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Company hired Mr. Bollenbach as President and Chief Executive Officer in February 1996 and entered into an employment agreement with him at that time. As a result of the spin-off of the Company's gaming operations through the distribution to the Company's stockholders of shares of Park Place Entertainment Corporation, the Company renegotiated Mr. Bollenbach's employment agreement effective December 31, 1998. In light of the significant increase in the size of the Company as a result of the Promus acquisition and Mr. Bollenbach's critical role in assuring that the Company and its stockholders realize the expected benefits of that acquisition, the Company negotiated certain additional changes to Mr. Bollenbach's employment agreement as of March 9, 2000. Mr. Bollenbach's employment agreement expires on July 1, 2005.

    The Committee reviewed market compensation information prepared by independent compensation consultants to ensure that Mr. Bollenbach's compensation is comparable with that of the chief executive officers of competitive companies. The agreement establishes a minimum annual base salary of $1,000,000 and targets an annual bonus opportunity of 100% of base salary, with a maximum bonus opportunity of 200% of base salary. To the extent, if any, that Mr. Bollenbach's total compensation (salary and bonus) in any year would exceed $1,000,000, the excess amount will be deferred and paid to Mr. Bollenbach when the Company is no longer subject to the Federal income tax deduction limits imposed by Section 162(m) of the Internal Revenue Code discussed below. Similar to other executives, Mr. Bollenbach's bonus opportunity consists of EPS-based and individual performance-based awards.

    For 1999, Mr. Bollenbach's maximum EPS-based bonus opportunity was 33% of base salary and his maximum individual performance-based bonus opportunity was 67% of base salary, subject to the limitation that his total salary and bonus not exceed $1,000,000. For 1999, the Company did not achieve target EPS. The Committee determined that the Company achieved a performance level sufficient to fund an EPS-based bonus for Mr. Bollenbach equal to 24.75% of base salary. The Committee also awarded Mr. Bollenbach an individual performance-based bonus equal to 36.54% of base salary. Mr. Bollenbach's 1999 bonus was $380,000 which, when added to his 1999 salary of $620,000, totals $1,000,000.

    On December 31, 1998, upon completion of the Park Place spin-off and pursuant to Mr. Bollenbach's employment agreement, Mr. Bollenbach was granted 4,000,000 stock options under the Company's 1996 Stock Incentive Plan. The options carry a ten-year term, have an exercise price equal to $13.625 (the fair market value of the Company's common stock on the grant date) and vest in four equal annual installments that began on December 31, 1999. Also on December 31, 1998, Mr. Bollenbach was granted 2,000,000 additional stock options under the Company's 1996 Stock Incentive Plan that have an exercise price of $27.52676, which is equal to 150% of the Company's common stock closing price on the date such grant was approved (July 9, 1998) and approximately 200% of the closing price on the date of actual grant, ratably reduced to reflect the Company's spin-off of Park Place. These options vest and become fully exercisable on September 30, 2008, except as provided in the following sentence. If the closing price of the Company's common stock equals or exceeds $36.70234 on each of any seven consecutive trading days prior to December 31, 2003, these options become immediately vested and exercisable. To the extent not already vested, the 6,000,000 options granted to Mr. Bollenbach on December 31, 1998 will become fully vested and exercisable upon a change of control of the Company; provided, however, that the accelerated vesting and exercisability upon a change of control of one-half of the 4,000,000 share grant and all of the 2,000,000 share grant is conditioned upon Mr. Bollenbach not breaching certain covenants contained in his employment agreement. For additional information as to these stock options, see "Change of Control Agreements" and "Proposal 2--Amendment to the 1996 Stock Incentive Plan--Summary of Plan--Term and Exercise of Options." No options were granted to Mr. Bollenbach in 1999.

    Pursuant to the employment agreement, in 1996 the Company granted
Mr. Bollenbach 1,500,000 stock options (now 6,000,000 options after adjusting for the Company's 4 for 1 stock split in September 1996) under the 1996 Chief Executive Stock Incentive Plan. The options originally carried a five-year maximum term, have an exercise price of $11.88211, which is equal to the fair market value of the Company's common stock on the date of grant (as adjusted for the stock split and the Park Place spin-off), and vested in four equal annual installments which began January 1, 1997. On September 15, 1999, the Committee extended the termination date for exercise of these options until July 1, 2005 to coincide with the term of Mr. Bollenbach's employment agreement.

    The employment agreement provides Mr. Bollenbach with a $10,000,000 face amount, last to die, variable life insurance policy on the life of Mr. Bollenbach and his spouse (the "Supplemental Policy"). The Supplemental Policy provides for the Company to pay annual premiums at standard underwriting rates for the period ending upon the earlier of (i) July 1, 2005 and
(ii) Mr. Bollenbach's termination of employment with the Company for any reason. The Supplemental Policy also permits the Company to withdraw from the cash surrender value of the policy, on July 1, 2015, an amount equal to all premiums paid to carry the Supplemental Policy. The employment agreement also provides Mr. Bollenbach with a death benefit of $5,000,000 if he dies on or prior to June 30, 2001; provided, however, that such death benefit will be reduced by $1,000,000 on June 30 of each year thereafter and no such benefit will be paid if Mr. Bollenbach dies at any time after June 30, 2005.

    The employment agreement also provides Mr. Bollenbach with a supplemental retirement benefit since Mr. Bollenbach does not receive any benefits under the Company's Retirement Plan, Retirement Benefit Replacement Plan and Supplemental Executive Retirement Plan. See "Retirement Plans" below. The supplemental retirement benefit is projected to provide Mr. Bollenbach with a pension for his life and that of his surviving spouse equal to 25% of his total cash compensation (base salary and bonus) if he continues to be employed by the Company through July 1, 2005. This supplemental retirement benefit is earned 20% for each year Mr. Bollenbach is employed through June 30, 2005 unless his employment is terminated following a change of control of the Company, in which case he will be deemed to have three additional years of service. In order to further align Mr. Bollenbach's economic interest with that of the stockholders of the Company and to fix the Company's exposure for financial accounting purposes, the actual value of the supplemental retirement benefit is tied to the value of the Company's common stock. The Company's independent actuarial consultant has determined that the present value of the projected pension will equal 700,000 shares of the Company's common stock and the value of Mr. Bollenbach's retirement benefit will be payable solely in such shares upon retirement. To the extent the value of such shares of the Company's common stock increases or decreases, the retirement benefit will also increase or decrease.

    Mr. Bollenbach's employment agreement also contains provisions relating to a change of control of the Company which are substantially similar to the terms of the Change of Control Agreements entered into between the Company and its other executive officers. See "Change of Control Agreements" below.

    Mr. Bollenbach's employment agreement resulted from arms length negotiations between the Company and Mr. Bollenbach. The Committee believes that the compensation provisions contained in the agreement were necessary to secure
Mr. Bollenbach's employment and are in the best interests of the Company and its stockholders.

CHAIRMAN OF THE BOARD COMPENSATION

    Mr. Hilton's salary has been maintained at $600,000 per year from the date he relinquished his title as Chief Executive Officer of the Company to Mr. Bollenbach in 1996 through 1999. In January 2000, at the request of
Mr. Hilton, the Company reduced Mr. Hilton's salary to $300,000 per year.
Mr. Hilton has not participated in the Company's bonus plan since 1996.
Mr. Hilton is eligible to
receive stock option grants under the Company's Stock Option Plans, but he has advised the Committee that he does not wish to be considered for such grants.

COMMITTEE POLICY REGARDING COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL
  REVENUE CODE

    Federal income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any year. Under Section 162(m) of the Internal Revenue Code, the deduction limit does not apply to "performance based" payments. "Performance based" compensation payments must be made from a plan administered by a committee of outside directors and be based upon achieving objective performance goals. Additionally, the material plan terms must be approved by stockholders and the committee must certify that the performance goals were achieved before payments are awarded.

    The Committee has designed the Company's compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1,000,000 in any one year, unless payments in excess of $1,000,000 qualify as "performance based" or are exempt for other reasons. The Company may pay compensation that is not deductible if required for sound management and approved by the Committee.

    All Committee members have approved this report.

Robert L. Johnson, Chair
A. Steven Crown
Peter M. George
John L. Notter
Judy L. Shelton
Donna F. Tuttle
Sam D. Young, Jr.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

    The graph below shows the cumulative total stockholder return for the five years ended December 31, 1999, assuming the investment of $100 on December 31, 1994 (and the reinvestment of dividends and common stock equivalents) in each of the Company's common stock, the S&P 500 Stock Index, the S&P Lodging/Hotels Index and the peer group used by the Company in last year's proxy statement.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
  THE COMPANY, S&P 500 INDEX, S&P LODGING/HOTELS INDEX AND PREVIOUS PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                        12/94      12/95      12/96      12/97      12/98      12/99
                                                       --------   --------   --------   --------   --------   --------
Hilton Hotels Corporation(1).........................    $100       $ 92       $159       $182       $130       $ 86
S&P 500 Index........................................    $100       $138       $169       $226       $290       $351
S&P Lodging/Hotels Index.............................    $100       $118       $141       $197       $160       $160
Previous Peer Group(2)...............................    $100       $136       $179       $210       $188       $191

------------------------

(1) On December 31, 1998, the Company spun-off its gaming operations through the distribution to its stockholders of shares of Park Place common stock. Amounts shown in the table reflect the Company's combined hotel and gaming business through December 31, 1998. The amount shown for 1999 reflects the Company subsequent to the Park Place spin-off as if the value of Park Place common stock distributed to the Company's stockholders on December 31, 1998 was reinvested in the Company's common stock on such date.

(2) In the proxy statement dated April 1, 1999, used in connection with the Company's 1999 annual meeting of stockholders, the Company used a hotel/gaming peer group consisting of Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc., Host Marriott Corporation, Marriott International, Inc. and Mirage Resorts, Inc. This peer group was constructed by the Company to represent major publicly-traded companies in the hotel and gaming industries. As a result of the Park Place spin-off, the Company has adopted the S&P Lodging/Hotels Index in the table above.

                                RETIREMENT PLANS

BENEFITS UNDER RETIREMENT PLANS

    Effective December 31, 1996, the Company amended its Retirement Plan, Retirement Benefit Replacement Plan and Supplemental Executive Retirement Plan (collectively, the "Retirement Plans") to provide that employees earn no further benefits under the Retirement Plans. Accordingly, the benefits under the Retirement Plans were based upon compensation and years of service through December 31, 1996. The compensation covered by the Retirement Plans included a participant's salary, bonus and live-in allowance (if any). Benefits under the Retirement Plan and the Retirement Benefit Replacement Plan were determined according to the highest five consecutive years of compensation through December 31, 1996. Benefits under the Supplemental Executive Retirement Plan were based upon the highest three years of compensation. Compensation above $800,000 paid in any year after 1993 was not included in calculating benefits under the Retirement Plans.

    Until April 1, 1994, the Supplemental Executive Retirement Plan and the Retirement Benefit Replacement Plan provided that the present value of a participant's benefit would be transferred from time to time to a grantor trust established by such officer, along with additional amounts needed to equalize the trust account to the after-tax benefits which would have been provided in the absence of the trust. Such transfers will resume if a change of control occurs.

    Messrs. Hilton and Huckestein are the only Named Officers with any years of service or benefits under the Retirement Plans on December 31, 1996, which is the date that benefits ceased to accrue thereunder. Messrs. Hilton and Huckestein had 45 and 11 years of service, respectively, under the Retirement Plans on such date. Had Mr. Hilton been retired as of December 31, 1999, his estimated annual benefits under the Retirement Plans would be approximately $624,000, a portion of which has previously been paid to him under the grantor trust arrangement described in the prior paragraph. Mr. Huckestein's estimated annual benefits under the Retirement Plans at normal retirement age are approximately $235,000, a portion of which has previously been paid to him under the grantor trust arrangement.

OTHER BENEFIT PLANS

    Effective January 1, 1997, the Company adopted the Executive Deferred Compensation Plan ("Deferred Compensation Plan") and amended its Investment Plan to provide for the matching contributions described below. The Executive Deferred Compensation Plan was subsequently amended and restated, effective January 1, 2000 (the "Deferred Compensation Plan"). Under the Deferred Compensation Plan and the Investment Plan, employees may elect to defer compensation which otherwise would have been paid to them. The Named Officers and other officers of the Company eligible to participate in the Deferred Compensation Plan may defer up to 100% of their compensation. Deferred Compensation Plan participants are eligible to receive from the Company a matching contribution of 50% of the first 10% of their deferred compensation. Employees of the Company who participate in the Investment Plan and who have five or fewer years of service receive a matching contribution of 50% of the first 6% of their contributions. Investment Plan participants with more than five years of service with the Company receive a matching contribution of 75% of the first 6% of their contributions.

    Effective January 1, 1997, the Company adopted the Employee Stock Purchase Plan, under which employees may purchase shares of the Company's common stock at a 5% discount. The maximum investment which may be made by an employee under the Employee Stock Purchase Plan in any year is $25,000.

                          CHANGE OF CONTROL AGREEMENTS

GENERAL

    The Company's Board of Directors has adopted a Change of Control Agreement ("Control Agreement") which has been entered into with the Executive Group, including Messrs. Gallagher, Hart, Hilton and Huckestein (collectively, the "Control Participants").

    The Company has terminated Mr. Bollenbach's Control Agreement and incorporated similar provisions in his employment agreement with the Company. See "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

SUMMARY OF PROVISIONS

    Under the terms of the Control Agreement, upon the occurrence of a Change of Control (as defined below), the Company agrees to continue the employment of each Control Participant for a three-year period, or until the Control Participant's retirement if earlier (the "Employment Period"), in a position which is at least commensurate with the Control Participant's position prior to the Change of Control. The Company also agrees to provide the Control Participant with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the Change of Control. Under the Control Agreement, each Control Participant will receive payments aggregating to up to three times annual salary and bonus if, following a Change of Control, he or she is terminated without cause or terminates for good reason (including, but not limited to, the assignment to such Control Participant of duties inconsistent with his or her position at the time of the Change of Control). The Control Participant is also entitled to receive benefits under the Company's incentive, savings, retirement, welfare benefit and fringe benefit plans and policies during the remainder of the Employment Period.

    The Control Agreement continues for renewable three-year terms or until the Control Participant's normal retirement date, if earlier.

DEFINITION OF CHANGE OF CONTROL

    Under the Control Agreement, a Change of Control with respect to the Company means:

    - (i) the acquisition (other than from the Company) by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Conrad N. Hilton
      Fund), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

    - (ii) a majority of the membership of the incumbent Board of Directors changes other than in the ordinary course; or

    - (iii) there is a dissolution or liquidation of the Company, a sale of substantially all of its assets, or a reorganization, merger or consolidation that forces out a majority of the pre-merger stockholders.

TAX PAYMENTS

    If any payment, whether pursuant to the Control Agreement or otherwise (i.e., under Retirement or Stock Option Plans), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Control Participant shall be entitled to receive an additional payment in an amount such that after payment by the Control Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, he or she receives the same amount of compensation pursuant to the Control Agreement which he or she would have received in the absence of any such taxes.

AGREEMENT NOT TO COMPETE

    Under the Control Agreement, each Control Participant has agreed that, for a period of one year after termination of employment with the Company, he or she will not be employed by, own, operate or otherwise be affiliated with a business actively competing with the Company, or hire the Company's employees, except with the prior written consent of the Company.

CONFIDENTIALITY

    Under the Control Agreement, each Control Participant agrees to maintain the confidentiality of all secret or confidential information relating to the Company which the Control Participant obtained during his or her employment by the Company.

                               LEGAL PROCEEDINGS

BALLY MERGER LITIGATION

    A purported class action against Bally Entertainment Corporation ("Bally"), its directors and the Company was commenced in August 1996 under the caption PARNES V. BALLY ENTERTAINMENT CORPORATION, ET AL. (C.A. No. 15192) in the Court of Chancery for the State of Delaware. The plaintiff alleges breaches of fiduciary duty in connection with the merger of Bally with and into the Company in December 1996 (the "Bally Merger"), including allegedly illegal payments to Arthur M. Goldberg that purportedly denied Bally shareholders other than Mr. Goldberg an opportunity to sell their shares to the Company or any other bidder at the best possible price. In the complaint, the plaintiff seeks, among other things:

     (i) an order enjoining the Bally Merger;

     (ii) an award of damages in an unspecified amount;

    (iii) an order requiring Mr. Goldberg to disgorge his profits; and

     (iv) an award of attorneys' fees and expenses.

    In orders dated May 13, 1997 and February 3, 1998, the Court dismissed this litigation. Plaintiff appealed this dismissal and, on January 25, 1999, the Delaware Supreme Court reversed the dismissal order and remanded the case to the Court of Chancery. The Company intends to continue to defend this action vigorously.

PROMUS ACQUISITION LITIGATION

    On or around September 7, 1999, two actions were filed in the Court of Chancery for the State of Delaware by alleged common stockholders of Promus on behalf of a purported class of similarly situated Promus stockholders. The actions are captioned STEVEN GOLDSTEIN V. PROMUS HOTEL CORPORATION, ET AL. (C.A. No. 17410NC) and JOSEPH CARCO V. PROMUS HOTEL CORPORATION, ET AL. (C.A.
No. 17411NC). The complaints in the actions, which are substantially similar, name as defendants Promus, the members of the Promus board of directors and the Company, and allege that the Promus directors breached their fiduciary duties to Promus stockholders by agreeing to the acquisition and by allegedly failing to obtain the highest value for Promus stockholders, and that the Company allegedly aided and abetted such alleged breaches of fiduciary duty. The complaints seek injunctive relief and monetary damages in an unspecified amount. Defendants intend to defend these actions vigorously.

    In management's opinion, disposition of pending litigation against the Company, including the litigation described above, is not expected to have a material adverse effect on the Company's financial position or results of operations.

                                   PROPOSAL 2
                   AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

    On March 9, 2000, the Company's Board of Directors approved an amendment to the Company's 1996 Stock Incentive Plan (as amended and restated, the "Stock Plan") to increase the number of shares of the Company's common stock available for grant under the Stock Plan by an additional 25,000,000 shares. Adoption of the amendment to the Stock Plan is subject to stockholder approval at the annual meeting. Certain material features of the Stock Plan are summarized below. A copy of the full text of the Stock Plan may be obtained upon written request to the Company's Secretary.

    The Stock Plan was approved by the Company's stockholders in 1996 and amended and restated in 1998 in connection with the Park Place spin-off. The Stock Plan authorizes the grant to officers and key employees of stock options and stock appreciation rights with respect to the Company's common stock and the grant of certain special stock options to the Company's Chief Executive Officer in accordance with the terms of his employment agreement (the "Special Options"). No additional Special Options may be granted under the Stock Plan. See "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

    The purpose of the Stock Plan is to provide the Company with a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Company and its subsidiaries with a stock option plan which provides incentives more directly linked to the profitability of the Company's business and increases in stockholder value.

    In the opinion of the Company's Board of Directors, the Company and its stockholders benefit substantially from having certain officers and key employees acquire shares of the Company's common stock pursuant to options granted under the Stock Plan. Such options, in the opinion of the Company's Board, will secure the benefits of the incentives resulting from stock ownership by those persons who will largely be responsible for the Company's growth and success.

    As a result of the acquisition by the Company of Promus on November 30, 1999, the size of the Company and the number of employees eligible to participate in the Stock Plan has increased significantly. The number of employees of the Company has increased from approximately 40,000 before the acquisition of Promus to approximately 78,000. Of the 24,000,000 shares of common stock available for grant under the Stock Plan prior to the proposed amendment, stock options with respect to approximately 21,000,000 shares have been granted. As of March 17, 2000, options representing only 124,000 shares of the 21,000,000 options granted under the Stock Plan are "in-the-money" (options with exercise prices below the closing price of $7.8125 of the Company's common stock on such date). The Company's Board of Directors believes that, in view of the acquisition of Promus and the significant increase in the number of employees eligible for option grants, the remaining 3,000,000 shares available for grant under the Stock Plan are no longer adequate to satisfy the need for future grants under the Stock Plan.

    The proposed amendment to the Stock Plan would increase the number of shares of common stock available for grant by an additional 25,000,000 shares. This amendment will not change any other provisions of the Stock Plan and should have no effect on the administration or operation of, or distributions under, the Stock Plan, other than providing the Company with additional shares for use under it. The Company's Board of Directors believes that it is in the best interests of the Company's stockholders to approve the amendment to the Stock Plan.

    VOTE REQUIRED AND BOARD RECOMMENDATION. The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 2. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

SUMMARY OF PLAN

    PURPOSE

    The purpose of the Stock Plan is to provide additional incentives to officers and key employees through investment in the Company's common stock. Under the Stock Plan, either incentive stock options or nonqualified stock options (with or without stock appreciation rights in tandem therewith) are available for grant, except that the Special Options were required to be nonqualified stock options.

    ADMINISTRATION

    The Stock Plan is administered by the Compensation Committee appointed by the Company's Board of Directors, which will be composed of not less than two directors, each of whom will be an outside, non-employee director (the "Committee"). See "Election of Directors--Information Concerning the Board of Directors and Certain Committees--Compensation Committee." The Committee grants stock options to officers and key employees of the Company and its subsidiaries. Subject to orders or resolutions not inconsistent with the provisions of the Stock Plan issued or adopted from time to time by the Board of Directors, the Committee has the power to administer, construe and interpret the Stock Plan and to make rules to implement the provisions thereof.

    SHARES SUBJECT TO THE AMENDED STOCK PLAN

    A maximum of 24,000,000 shares of common stock (subject to adjustment) are currently subject to the Stock Plan, of which approximately 21,000,000 shares have been granted. If Proposal 2 is approved by the Company's stockholders at the annual meeting, the number of shares of common stock (subject to adjustment) subject to the Stock Plan will increase to 49,000,000. In 1998, Mr. Bollenbach was granted Special Options to acquire 6,000,000 shares of common stock and no additional Special Options may be granted under the Stock Plan. No participant may be granted awards under the Stock Plan covering more than 1,200,000 shares of common stock in any calendar year.

    If an option expires or terminates for any reason during the term of the Stock Plan and prior to the exercise thereof in full, the shares of common stock subject to, but not delivered under, such option shall be available for options thereafter granted under the Stock Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization, or any partial or complete liquidation of the Company, the number, exercise price and kind of shares that are subject to outstanding options will be adjusted in such manner and to such extent, if any, as the Committee or the Board of Directors in their absolute discretion may deem appropriate in the circumstances.

    ELIGIBILITY

    Except with respect to the Special Options, full-time officers and key employees of the Company and its subsidiaries (whether or not directors) are eligible to receive options under the Stock Plan. In addition, only the Company's Chief Executive Officer is eligible to receive the Special Options, and all such Special Options have been granted. Directors who are not officers or salaried employees are ineligible to receive options or stock appreciation rights under the Stock Plan.

    OPTION PRICE

    The purchase price of the stock subject to an option granted under the Stock Plan shall be determined by the Committee and shall not be less than 100% of the fair market value of such stock at the time the option is granted. With respect to the purchase price of the stock subject to Special Options, see "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

    TERM AND EXERCISE OF OPTIONS

    The term of options granted under the Stock Plan shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date of grant thereof and no nonqualified stock option shall be exercisable more than ten years and one day after the date of grant thereof. The term may be reduced with respect to any option and/or stock appreciation right in the event of termination of employment, retirement or death of an optionee. Options granted under the Stock Plan shall be exercisable at such times and subject to such conditions as the Committee shall determine. In addition, the Committee may accelerate the exercisability of any option granted under the Stock Plan.

    Special Options will become fully vested and exercisable upon the occurrence of any of the following events (each, a "Triggering Event"): (i) the termination of Mr. Bollenbach's employment by Hilton other than for cause, (ii) the termination of Mr. Bollenbach's employment by reason of death or disability, or
(iii) the termination of Mr. Bollenbach's employment by Mr. Bollenbach for good reason (as defined in Mr. Bollenbach's employment agreement); provided, however, that 2,000,000 of the 6,000,000 Special Options granted to Mr. Bollenbach in 1998 will only become fully vested and exercisable upon a Triggering Event if Mr. Bollenbach does not breach certain covenants contained in his employment agreement. If a Triggering Event occurs, the vested portion of the Special Options will remain exercisable until the earlier to occur of (i) the fifth anniversary of the date of termination, and (ii) December 31, 2009, and any non-vested portion of the Special Options will thereupon terminate. For additional information with respect to the term and exercisability of the Special Options, see "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

    Each stock option agreement evidencing options granted under the Stock Plan shall contain an explicit reference as to whether any or all of the options granted thereunder are intended to be incentive stock options.

    STOCK APPRECIATION RIGHTS

    Stock appreciation rights ("SARs") may be granted, in the sole discretion of the Committee, in connection with options granted under the Stock Plan. Each SAR relates to the same shares of common stock covered by the companion option (or such lesser number of shares as the Committee may determine) and is subject to the same terms and conditions contained in the option except for such additional limitations as are required by the Stock Plan or as may be included by the Committee in SARs granted. Each SAR entitles an optionee to surrender to the Company the unexercised related option, or any portion thereof, and to receive in exchange cash or shares of common stock, or a combination thereof, as the Committee shall determine, with a value equal to the Fair Market Value (as defined in the Stock Plan) on the exercise date of common stock over the option exercise price for the number of shares covered by the option, or portion thereof, which is surrendered. The Stock Plan requires the Committee to impose a requirement that an optionee partially exercise an option concurrently with the exercise of the related SAR. Each optionee is required to pay to the Company any amount the Company is obligated to withhold for income taxes as a result of the exercise of a stock option or an SAR. SARs are not available with respect to the Special Options. To date, no SARs have been granted under the Stock Plan.

    NONTRANSFERABILITY OF STOCK OPTIONS

    Neither stock options nor stock appreciation rights are transferable otherwise than (i) by will or by the laws of descent and distribution, (ii) in the case of a nonqualified stock option, pursuant to a qualified domestic relations order, or (iii) in the case of the Special Options, pursuant to a transfer to certain of the optionee's family members, a trust for the benefit of such family members, certain entities in which such family members hold interests, or certain tax-exempt entities. During the lifetime of an optionee, a stock option and/or stock appreciation right is exercisable only by the optionee.

    DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT

    If an optionee dies while employed by the Company or a subsidiary or a disabled optionee dies within six months from the termination of employment, options may thereafter be exercised only to the extent they were exercisable at the time of death and may only be exercised within 12 months from the date of death, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of the Company or a subsidiary due to disability, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within six months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of the Company or a subsidiary due to retirement, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within 24 months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment for any reason other than death, disability or retirement, options may thereafter be exercised only to the extent they were exercisable at the time of cessation of employment and only within three months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment at or after a Change in Control (as defined below) of the Company, other than by reason of death, disability or retirement, any option held by such optionee shall be exercisable for the lesser of (i) six months and one day from the date of such termination of employment, and (ii) the balance of such option's term.

    Stock appreciation rights shall terminate and no longer be exercisable upon the termination or exercise of the related stock option.

    CHANGE IN CONTROL CASH-OUT

    Unless the Committee provides otherwise at the time of grant, during the 60-day period following a Change in Control of the Company, the optionee shall have the right to surrender all or part of the option, regardless of whether the option is fully exercisable, in exchange for a cash payment by the Company equal to the excess of the Change in Control Price (as defined in the Stock Plan) per share of common stock over the exercise price per share, multiplied by the number of shares which the optionee has elected to cash out; provided, however, under certain circumstances, the Committee may elect to substitute for such cash payment shares of the Company's common stock with a Fair Market Value equal to the cash that would otherwise be payable.

    CHANGE IN CONTROL PROVISIONS

    The Stock Plan provides that in the event of a Change in Control of the Company, all outstanding stock options and stock appreciation rights granted thereunder shall become fully vested and exercisable for the aggregate number of shares covered thereby. "Change in Control" is defined in the Stock Plan as the occurrence of any of the following events:

    (A) An acquisition by any individual, entity or group (a "Person") of beneficial ownership of 20% or more of either (i) the then outstanding shares of common stock (the "Outstanding Hilton Common Stock") or
        (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Hilton Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of (C) below, or (5) any acquisition by Barron Hilton, the Charitable Remainder Unitrust or the Conrad N. Hilton Fund; or

     (B) A change in the composition of the Company's Board of Directors such that the individuals who, as of July 9, 1998, constituted the Company's Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Company's Board; PROVIDED, HOWEVER, for purposes of this definition, that any individual who becomes a member of the Company's Board subsequent to July 9, 1998, whose election, or nomination for election by the Company's stockholders, was approved by a vote of a least a majority of those individuals who are members of the Company's Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board shall not be so considered as a member of the Incumbent Board; or

     (C) The approval by the stockholders of the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Hilton Common Stock and Outstanding Hilton Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Hilton Common Stock and Outstanding Hilton Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (D) The approval by stockholders of the Company of a complete liquidation or dissolution of the Company.

    TERMINATION

    The term during which options and stock appreciation rights may be granted under the Stock Plan expires on July 9, 2008, which is ten years after the effective date of the Stock Plan, unless sooner terminated by the Company's Board of Directors. Such termination has no effect on options or stock appreciation rights then outstanding.

    SPECIAL OPTIONS

    Under the Stock Plan, the Committee had the authority to grant up to 6,000,000 Special Options to the Chief Executive Officer on such terms and conditions as it determined in its sole discretion and, simultaneous with the Park Place spin-off, on December 31, 1998, the Committee granted 6,000,000 Special Options to Mr. Bollenbach under the Stock Plan. Certain terms of the Special Options are described under "Compensation Committee Report on Executive Compensation--Chief Executive Officer Compensation."

    TAX CONSEQUENCES

    The Federal income tax consequences of participation in the Stock Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to remuneration-related options and stock appreciation rights. Participants in the Stock Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

    INCENTIVE STOCK OPTIONS

    If an option granted under the Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option and the Company will not be allowed a deduction for Federal income tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

    If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to the optionee, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the purchase price, or (ii) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

    The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

    In general, there will be no Federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for Federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

    NONQUALIFIED STOCK OPTIONS

    Nonqualified stock options granted under the Stock Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon exercise, the optionee will recognize ordinary income for Federal and state, if any, income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding.

    The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

    In general, there will be no Federal income tax consequences to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise.

    STOCK APPRECIATION RIGHTS

    No income will be realized by an optionee upon the granting of a stock appreciation right. Upon the exercise of a stock appreciation right, an optionee will recognize income in an amount equal to the fair market value on the exercise date of the Company's common stock or cash, or both, received, less any amount paid by the optionee for such rights, the Company will be entitled to a deduction in an equal amount.

    The foregoing does not purport to be a complete description of the Federal income tax aspects of the options. The above discussion is very general in nature and may omit certain information that may affect the tax computations of certain optionees. Optionees should, therefore, consult their tax advisors with respect to any questions they may have regarding the above-described matters, as well as any state and local tax consequences.

                                   PROPOSAL 3
                     RATIFICATION OF SELECTION OF AUDITORS

    Arthur Andersen LLP was the Company's auditors for the year ended
December 31, 1999. A representative of Andersen is expected to attend the annual meeting where the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. Although the Company's Board of Directors is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Andersen to serve as the Company's auditors for 2000.

    VOTE REQUIRED AND BOARD RECOMMENDATION. The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 3. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

                                   PROPOSAL 4
                              STOCKHOLDER PROPOSAL

    The Company has been advised that one of its stockholders intends to present a proposal at the annual meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

    The name, address and stock ownership of the proponent will be furnished by the Company upon request to the Company's Secretary. FOR THE REASONS SET FORTH IN ITS STATEMENT IN OPPOSITION IMMEDIATELY FOLLOWING THIS STOCKHOLDER PROPOSAL, THE COMPANY'S BOARD OF DIRECTORS DOES NOT SUPPORT AND URGES YOU TO VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL

    "RESOLVED: That the shareholders of Hilton Hotels Corporation ("Hilton" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued and not to adopt or extend any rights agreement unless the adoption or extension of such a rights agreement has been approved by the affirmative vote of the shareholders."

SUPPORTING STATEMENT

    "In 1988 the Board of Directors issued certain shareholder rights pursuant to a "rights agreement" of the type commonly known as a "poison pill." In 1998 the Board adopted a replacement rights agreement, which is set to expire on July 28, 2008.

    In each instance the Board acted without obtaining the prior approval of Hilton shareholders. We believe that shareholders should have a more direct say on this topic.

    In our view, Hilton's rights agreement is a type of anti-takeover device, which can injure shareholders by reducing management accountability and adversely affecting shareholder value. We believe that rights issued under this agreement are designed to discourage or thwart an unwanted takeover of the Company and that they can operate in this fashion.

    Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

    We believe that shareholder involvement is particularly important at this time, given the stock's poor performance in recent years. For example, the Council of Institutional Investors recently added Hilton to its "Focus List" of companies that have underperformed both the S&P 500 index and their S&P 500 industry group index for the one-, three- and five-year periods ending June 30, 1999.

    In recent years, various companies have been willing to redeem outstanding rights or put their continued existence to a vote of their shareholders. We believe that Hilton should follow suit."

    "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

    On July 14, 1988, the Company's Board of Directors adopted a preferred share purchase rights plan to protect the Company's stockholders against abusive takeover tactics and to ensure that each stockholder would be treated fairly in the event of an unsolicited offer to acquire the Company. In 1998, the Company adopted a new preferred share purchase rights plan to replace the original plan which was set to expire. On November 29, 1999, the Company adopted an amended and restated preferred share purchase rights plan in connection with the acquisition of Promus (the "Rights Plan"), which will expire on November 29, 2009. The Company is one of more than 2,200 public companies with stockholder rights plans in place. The Board of Directors believes that the continuation of the Rights Plan is in the best interests of the Company and its stockholders.

    The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all stockholders. The Rights Plan is not designed or intended to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. The Company believes that potential acquirers will be encouraged by the Rights Plan to negotiate directly with the Board of Directors. In the Board's view, the Rights Plan will provide the Board adequate flexibility in any negotiations and will enhance the Board's ability to negotiate the highest possible bid from a potential acquirer. The Company believes that the Board is in the best position to evaluate and negotiate any potential offer, and to develop alternatives to maximize stockholder value. The Rights Plan is also intended to protect stockholders against tactics that do not treat all stockholders fairly and equally, such as partial and two-tiered tender offers and creeping stock accumulation programs.

    The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of its stockholders. In fact, a number of target companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the target's stockholders.

    The consequences of stockholder rights plans were most recently validated by a study released in December 1997 by Georgeson & Company Inc., New York, New York, a nationally recognized proxy solicitation and investor relations firm. After an extensive analysis of takeover transactions, this study found that:
(i) premiums paid to acquire companies with stockholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have stockholder rights plans; (ii) the presence of a stockholder rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid; and (iii) a stockholder rights plan did not reduce the likelihood that a company would become a takeover target. (The takeover rate was similar for companies with and without stockholder rights plans.)

    VOTE REQUIRED. Approval of Proposal 4 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote on this proposal. Because this proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the Rights Plan requires action by the Company's Board of Directors. Implementation of a requirement for stockholder approval of future rights plans would also require action by the Company's Board of Directors.

    BOARD RECOMMENDATION. For the reasons set forth above, the Board of Directors urges the Company's stockholders to reject Proposal 4. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by the Company's Board of Directors will be voted against adoption of Proposal 4 unless stockholders specify otherwise.

                      2001 ANNUAL MEETING OF STOCKHOLDERS

    The 2001 Annual Meeting of Stockholders is presently scheduled to be held on May 10, 2001. Any proposals of stockholders intended to be presented at such meeting must be received by the Secretary of the Company no later than December 7, 2000, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the meeting. Stockholder nominations or proposals must be duly submitted to the Secretary of the Company by March 10, 2001 in order to be eligible to be considered at the 2001 Annual Meeting of Stockholders.

    The enclosed proxy card offers the Company's stockholders the option to access the proxy statement, annual report and other materials relating to the 2001 Annual Meeting of Stockholders and other future stockholder meetings electronically via the internet. A stockholder who consents to accessing such materials electronically may revoke such consent at any time. The Company will continue to distribute printed materials for future stockholder meetings to stockholders who do not consent to access such materials electronically. The Company encourages stockholders who can access such materials via the internet to indicate their consent on the proxy card, thereby saving the Company the cost of printing and mailing such materials for future stockholder meetings. Prior to the next stockholder meeting, the Company will notify consenting stockholders as to the procedures for accessing such materials via the internet.

                               PROXY SOLICITATION

    The Company will pay the cost of preparing and mailing this proxy statement and form of proxy to its stockholders. The Company has retained D.F. King & Co., Inc. to request banks and brokers to forward copies of these materials to persons for whom they hold common stock and to request authority for execution of the proxies. The Company has agreed to pay D.F. King & Co., Inc. a fee of $6,000 for these services, plus out-of-pocket expenses and disbursements.

                                    ANNEX A
                                    FORM OF
                           HILTON HOTELS CORPORATION
                           1996 STOCK INCENTIVE PLAN
                          (AS PROPOSED TO BE AMENDED)

SECTION 1. PURPOSE; DEFINITIONS

    The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees, and the CEO and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

    For purposes of the Plan, the following terms are defined as set forth below:

    a. "AFFILIATE" means a corporation or other entity controlled by the Corporation and designated by the Committee from time to time as such.

    b.  "AWARD" means a Stock Appreciation Right or a Stock Option.

    c.  "BOARD" means the Board of Directors of the Corporation.

    d.  "CEO" means the Chief Executive Officer of the Corporation.

    e. "CHANGE IN CONTROL" and "CHANGE IN CONTROL PRICE" have the meanings set forth in Sections 7(b) and (c), respectively.

    f. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    g. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    h.  "COMMITTEE" means the Committee referred to in Section 2.

    i. "COMMON STOCK" means common stock, par value $2.50 per share, of the Corporation.

    j.  "CORPORATION" means Hilton Hotels Corporation, a Delaware corporation.

    k. "DISABILITY" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

    l. "DISTRIBUTION" means the distribution to the holders of the outstanding shares of Common Stock, on a one-for-one basis, of all of the outstanding shares of Park Place Common Stock.

    m. "EMPLOYMENT AGREEMENT" means the Employment Agreement by and between the Corporation and its initial CEO, which sets forth the terms of such CEO's employment with the Corporation.

    n. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

    o. "FAIR MARKET VALUE" means, except as provided in Section 6(b)(ii)(2), as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

    p. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "INCENTIVE STOCK OPTION" within the meaning of Section 422 of the Code.

    q. "NONQUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

    r. "PARK PLACE" means Park Place Entertainment Corporation, a Delaware corporation.

    s. "PARK PLACE COMMON STOCK" means common stock, par value $.01 per share, of Park Place.

    t. "PLAN" means the Hilton Hotels Corporation Amended and Restated 1996 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

    u. "RETIREMENT" means retirement from active employment with the Corporation, a subsidiary or Affiliate at or after age 62.

    v.  "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
       Section 16(b) of the Exchange Act, as amended from time to time.

    w. "SPECIAL OPTION" means a Nonqualified Stock Option granted to the CEO pursuant to Section 13.

    x.  "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

    y.  "STOCK OPTION" means an option granted under the Plan.

    z. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Corporation and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Corporation or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

    The Plan shall be administered by the Stock Option Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two members of the Board, each of whom shall be an "outside director" for purposes of Section 162(m)(4) of the Code and a "non-employee director" within the meaning of Rule 16b-3, and shall be appointed by and serve at the pleasure of the Board.

    The Committee shall have authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates.

    Among other things, the Committee shall have the authority, subject to the terms of the Plan:

    (a) To select the officers and employees to whom Awards may from time to time be granted;

    (b) Determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights or any combination thereof are to be granted hereunder;

    (c) Determine the number of shares of Common Stock to be covered by each Award granted hereunder;

    (d) Determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

    (e) Modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and

    (f) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred.

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

    The Committee may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f),
(g), (h) and (i) of Section 5 (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

    Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

    The total number of shares of Common Stock reserved and available for grant under the Plan shall be 49,000,000. Of that amount, a maximum of 6,000,000 shares of Common Stock are reserved and available for the grant of Special Options. Except with respect to the Special Options and Adjusted Hilton Options issued pursuant to the Option Adjustment, no participant may be granted Awards covering in excess of 1,200,000 shares of Common Stock in any calendar year; provided, however, that Adjusted Hilton Options issued pursuant to the Option Adjustment under Section 12 hereof shall not count towards such limit. With respect to the Adjusted Hilton Options, no participant may be granted Awards in any calendar year covering in excess of the number of shares of Common Stock required to make the option adjustment with respect to such participant prescribed by Section 12 hereof. With respect to the Special Options, the CEO may not be granted Special Options covering in excess of 6,000,000 shares of Common Stock in the aggregate. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

    If any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the

Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4. ELIGIBILITY

    Except with respect to the Special Options and as provided in Section 12, full-time (30 hours per week) officers and employees of the Corporation, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan. No grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Corporation, its subsidiaries or Affiliates. Only the CEO is eligible to be granted Special Options under the Plan.

SECTION 5. STOCK OPTIONS

    Stock Options may be granted alone or in addition to other Awards granted under the Plan and, except with respect to the Special Options, may be of two types: Incentive Stock Options and Nonqualified Stock Options. Special Options may only be Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

    Except with respect to the Special Options, the Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in
Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

    Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date a majority of the independent directors of the Corporation ratify by resolution the Committee's recommendation with respect to the individuals to be participants in any grant of a Stock Option, the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

    Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

    Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

    (a) OPTION PRICE. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

    (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the Stock Option is granted and no Nonqualified Stock Option shall be exercisable more than ten years and one day after the date the Stock Option is granted.

    (c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

    (d) METHOD OF EXERCISE. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Committee may accept. Payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised).

    Payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a).

    (e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Em-ployee Retirement Income Security Act of 1974, as amended, or the rules thereunder); or (iii) in the case of the Special Options, subject to such terms as the Committee deems appropriate, pursuant to a transfer to the optionee's spouse, children, grandchildren or parents ("Family Members"), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income tax pursuant to Section 501(c)(3) of the Code. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or, in the case of a Nonqualified Stock Option, its alternative payee pursuant to such qualified domestic relations order, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order.

    (f) TERMINATION BY DEATH. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (g) TERMINATION BY REASON OF DISABILITY. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of six months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (h) TERMINATION BY REASON OF RETIREMENT. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of two years (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (i) OTHER TERMINATION. Except with respect to the Special Options, unless otherwise determined by the Committee: (A) if an optionee incurs a Termination of Employment, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option's term; PROVIDED, HOWEVER, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Employment at or after a Change in Control (as defined Section 7(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Employment, and (2) the balance of such Stock Option's term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (j) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised; PROVIDED, HOWEVER, that if the Change in Control is within six months of the date of grant of a particular Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act, such Stock Option shall be cancelled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(j) would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 5(j) with Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6. STOCK APPRECIATION RIGHTS

    (a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

    A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

    (b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6; PROVIDED, HOWEVER, that a Stock Appreciation Right shall not be exercisable during the first six months of its term by an optionee who is actually or potentially subject to Section 16(b) of the Exchange Act, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

        (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

        (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
    Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7. CHANGE IN CONTROL PROVISIONS

    (a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is de-termined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; PROVIDED, HOWEVER, that in the case of the holder of Stock Appreciation Rights who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Rights shall have been outstanding for at least six months at the date such Change in control is determined to have occurred.

    (b) DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities")(a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation,

    (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1),
    (2) and (3) of subsection (iii) of this Section 7(b), or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

        (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    (c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; PROVIDED, HOWEVER, that (x) in the case of a Stock Option which (A) is held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act and
(B) was granted within 240 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised and (y) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 8. TERM, AMENDMENT AND TERMINATION

    The Plan will terminate ten years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's shareholders to the extent such approval is required by law or agreement.

    The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 9. UNFUNDED STATUS OF PLAN

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; PROVIDED, HOWEVER, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 10. GENERAL PROVISIONS

    (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

    Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

    (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time.

    (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

    (e) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

    (f) In the case of a grant of an Award to any employee of a subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

    (g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 11. EFFECTIVE DATE OF PLAN

    The Plan (as amended and restated) shall be effective as of July 9, 1998, provided that it is approved by at least a majority of the shares voted of Common Stock at the special meeting of the Corporation's stockholders with respect to the Distribution and other related matters.

SECTION 12. PROVISIONS REGARDING THE DISTRIBUTION

    (a) In connection with the Distribution, the Corporation and Park Place have entered into that certain Employee Benefits and Other Employment Matters Allocation Agreement, dated as of December 31, 1998 (the "Benefits Allocation Agreement"), pursuant to which the Corporation and Park Place have agreed to allocate the responsibilities with respect to certain matters relating to employees and employee compensation, benefits, labor and other employment matters. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding options to purchase the Corporation's Common Stock (each, a "Hilton Option"), other than Hilton

Options held by Arthur M. Goldberg, shall be adjusted (the "Option Adjustment") to represent options to purchase an equivalent number of shares of the Corporation's Common Stock (each adjusted option to purchase the Corporation's Common Stock, an "Adjusted Hilton Option") and shares of Park Place Common Stock (each adjusted option to purchase Park Place Common Stock, an "Adjusted Park Place Option"). Pursuant to the Option Adjustment, the intrinsic value of the Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the exercise price of the Hilton Options will be allocated between the Adjusted Hilton Options and the Adjusted Park Place Options based upon the relative values of the Corporation's Common Stock and Park Place Common Stock on the date of the Distribution, all as determined by the Corporation. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding Hilton Options held by Arthur M. Goldberg shall be adjusted to represent Adjusted Park Place Options. Pursuant to such adjustment, the intrinsic value of Mr. Goldberg's outstanding Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the number of shares subject to and the exercise price of such options shall be adjusted based on the relative values of the Corporation's Common Stock and the Park Place Common Stock on the date of the Distribution, all as determined by the Corporation.

    (b) Following the date of the Option Adjustment, all Adjusted Hilton Options shall be subject to the terms of the Hilton Hotels Corporation 1984 Stock Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1990 Stock Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1997 Independent Director Stock Option Plan or this Plan, as applicable, and any applicable option agreement. Following the date of the Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Options granted under any of the Hilton Hotels Corporation 1984 Stock Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1990 Stock Option and Stock Appreciation Rights Plan, or the Hilton Hotels Corporation 1996 Stock Incentive Plan shall be subject to the terms of the Park Place 1998 Stock Incentive Plan and the applicable option agreement, and all Adjusted Park Place Options which were issued as a result of Hilton Options granted under the Hilton Hotels Corporation 1997 Independent Director Stock Option Plan shall be subject to the terms of the Park Place 1998 Independent Director Stock Option Plan and the applicable option agreement.

    (c) For purposes of this Plan, with respect to Adjusted Hilton Options held by Park Place Individuals (as defined in the Benefits Allocation Agreement) as a result of the Option Adjustment, references to employment or termination of employment in this Plan and in the applicable option agreement shall be deemed to refer to employment by or termination of employment with Park Place and its subsidiaries or affiliates.

SECTION 13. SPECIAL OPTIONS

    The Committee shall have the authority to grant Special Options to the CEO on such terms and conditions as it shall determine in its sole discretion. The terms and conditions of such Special Options granted to the Corporation's initial CEO shall be set forth in the Employment Agreement. To the extent that certain terms and conditions of the Special Options are not set forth in the Employment Agreement, the terms of the Plan shall apply to the Special Options.

                          HILTON HOTELS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Stephen F. Bollenbach and Thomas E. Gallagher, or either of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of Common Stock of Hilton Hotels Corporation the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., on May 11, 2000, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or any adjournment thereof, as indicated upon the matters referred to on the reverse side and in their discretion upon any other matters which may properly come before the meeting.

     THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM 1, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS ON REVERSE SIDE


                                    (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
_______________________________________________________________________________
                         -  FOLD AND DETACH HERE -

                           YOUR VOTE IS IMPORTANT!

                      YOU CAN VOTE IN ONE OF THREE WAYS:

1. Call TOLL FREE 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call; or

2. Vote by internet by visiting the website at http://www.eproxy.com/hlt and following the instructions on the reverse side; or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

    The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which the Company believes comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

                                  PLEASE VOTE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED             Please mark     /X/
IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS           your votes as
MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND           indicated in
3 AND AGAINST ITEM 4.                                       this example




                                                               WITHHOLD
                                                     FOR ALL   FOR ALL
1. Election of the following nominees as directors:    / /       / /
   (01) Peter M. George, (02) Barron Hilton,
   (03) Robert L. Johnson and (04) Sam D. Young, Jr.

Withhold for the following only: (Write the name of nominee(s) in the space below)

                                                   FOR  AGAINST  ABSTAIN
2. Amendment to the 1996 Stock Incentive Plan.     / /    / /      / /

                                                   FOR  AGAINST  ABSTAIN
3. Ratification of the appointment of Arthur
   Andersen LLP as auditors for 2000.              / /    / /      / /

4. Stockholder proposal regarding the Company's    FOR  AGAINST  ABSTAIN
   stockholder rights plan.                        / /    / /      / /

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

I CONSENT TO FUTURE ACCESS OF THE ANNUAL REPORTS AND PROXY
MATERIALS ELECTRONICALLY VIA THE INTERNET. I UNDERSTAND
THAT THE COMPANY MAY NO LONGER DISTRIBUTE PRINTED MATERIALS
TO ME FOR ANY FUTURE STOCKHOLDER MEETING UNTIL SUCH CONSENT
IS REVOKED. I UNDERSTAND THAT I MAY REVOKE MY CONSENT AT ANY      / /
TIME.

I plan to attend meeting.                                        / /

COMMENTS/ADDRESS CHANGE

Please mark this box if you have written comments/address        / /
change on the reverse side.

SIGNATURE(S) ________________________________________ DATED:_____________, 2000
             ***If you wish to vote by telephone or
                internet, Please read the instructions
                below***

_______________________________________________________________________________
                             - FOLD AND DETACH HERE -

                              YOUR VOTE IS IMPORTANT
                        YOU CAN VOTE IN ONE OF THREE WAYS:
                           TELEPHONE, INTERNET OR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE: CALL -- TOLL FREE -- ON A TOUCH TONE TELEPHONE 1-800-840-1208 -- ANYTIME

You will be asked to enter the 12-digit Control Number located in the box in the lower right hand corner of this form.

OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS,
           PRESS 1

                 WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0. YOU
           WILL HEAR THESE INSTRUCTIONS:

Proposal 1: To vote FOR ALL nominees, press 1; TO WITHHOLD FOR ALL nominees, press 9.

To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2, 3 and 4: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                 WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

               PLEASE DO NOT RETURN THE PROXY CARD IF VOTED BY PHONE.

                       There is NO CHARGE to you for this call.

                                      OR

                    VOTE BY INTERNET: 24 HOURS A DAY, 7 DAYS A WEEK Visit our Website Address: http://www.eproxy.com/hlt, enter the 12-digit Control Number located in the box in the lower right hand corner of this form, and follow the instructions.

         PLEASE DO NOT RETURN THE PROXY CARD IF VOTED BY INTERNET.

                                      OR

                             VOTE BY PROXY CARD
Mark, sign and date your Proxy Card and return it promptly in the enclosed envelope.
NOTE: If you voted by telephone or internet, there is no need to mail back your Proxy Card.

                            THANK YOU FOR VOTING